UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2012

RenaissanceRe Holdings Ltd

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-14428	98-014-1974
(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 12 Crow Lane, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)

(441) 295-4513

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

Effective as of May 17, 2012, RenaissanceRe Holdings Ltd. (the “Company”) entered into a Credit Agreement with various banks and financial institutions parties thereto (collectively, the “Lenders”), Wells Fargo Bank, National Association (“Wells Fargo”), as fronting bank, letter of credit administrator and administrative agent for the Lenders, Citibank, N.A. (“Citibank”), as syndication agent, and Wells Fargo Securities, LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint lead bookrunners (the “Credit Agreement”). The Credit Agreement replaces the Credit Agreement, dated as of April 22, 2010, which was terminated concurrently with the effectiveness of the Credit Agreement.

The Credit Agreement provides for a revolving commitment to the Company of $150 million, including the issuance of letters of credit for the account of the Company and the Company’s insurance subsidiaries of up to $150 million and the issuance of letters of credit for the account of the Company’s non-insurance subsidiaries of up to $50 million. The Company has the right, subject to satisfying certain conditions, to increase the size of the facility to $250 million. Amounts borrowed under the Credit Agreement bear interest at a rate selected by the Company equal to the Base Rate or LIBOR (each as defined in the Credit Agreement) plus a margin, all as more fully set forth in the Credit Agreement.

The Credit Agreement contains representations, warranties and covenants customary for bank loan facilities of this type. In addition to customary covenants which limit the Company’s ability to merge, consolidate, enter into negative pledge agreements, sell a substantial amount of assets, incur liens and declare or pay dividends under certain circumstances, the Credit Agreement also contains certain financial covenants. These financial covenants generally provide that consolidated debt to capital shall not exceed the ratio of 0.35:1 and that the consolidated net worth of the Company and Renaissance Reinsurance Ltd. (“RRL”) shall equal or exceed approximately $2.2 billion and $1.1 billion, respectively (the “Net Worth Requirements”). The Net Worth Requirements are recalculated effective as of the end of each fiscal year, all as more fully set forth in the Credit Agreement. The scheduled commitment maturity date of the Credit Agreement is May 17, 2015.

In the event of the occurrence and continuation of certain events of default, the administrative agent shall, at the request of the Required Lenders (as defined in the Credit Agreement), or may, with the consent of the Required Lenders, among other things, take any or all of the following actions: terminate the Lenders’ obligations to make loans or issue letters of credit, accelerate the outstanding obligations of the Company under the Credit Agreement and require the Company to cash collateralize the outstanding letter of credit obligations in an amount equal to 103% thereof.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Wells Fargo, Citibank, Barclays Bank PLC and The Bank of New York Mellon (“BONY Mellon”), which are parties to the Credit Agreement, are also parties to the Reimbursement Agreement (defined below). In addition, the Lenders and/or certain of their affiliates have in the past provided, currently provide and/or may in the future provide, investment banking, transfer agent, trusteeship, custodial, and/or other financial services from time to time to the Company and its affiliates.

Fourth Amended and Restated Reimbursement Agreement

Effective as of May 17, 2012, the Company and certain of its affiliates, RRL, Renaissance Reinsurance of Europe, DaVinci Reinsurance Ltd. (“DaVinci”) and Glencoe Insurance Ltd. (such affiliates, collectively, the “Account Parties”), entered into a Fourth Amended and Restated Reimbursement Agreement with various banks and financial institutions parties thereto (collectively, the “Banks”), Wells Fargo, as issuing bank, administrative agent and collateral agent for the Banks, and certain other agents (the “Reimbursement Agreement”). The Reimbursement Agreement amends and restates in its entirety the Third Amended and Restated Reimbursement Agreement, dated as of April 22, 2010 (the “Prior Reimbursement Agreement”), which was terminated concurrently with the effectiveness of the Reimbursement Agreement.

The Reimbursement Agreement continues to serve as the Company’s principal secured letter of credit facility and the commitments thereunder expire on May 17, 2015. The Reimbursement Agreement provides a commitment from the Banks in an aggregate amount of $450 million, which may be increased up to an amount not to exceed $800 million, subject to the Company satisfying certain conditions. The Reimbursement Agreement contains representations, warranties and covenants in respect of the Company and the Account Parties that are customary for facilities of this type, including customary covenants limiting the ability to merge, consolidate, sell a substantial amount of assets and declare or pay dividends. The Reimbursement Agreement contains certain financial covenants requiring the Company and DaVinci to maintain a minimum net worth of approximately $1.8 billion and $674 million, respectively, which requirements are recalculated effective as of the end of each fiscal year, all as more fully set forth in the Reimbursement Agreement.

Under the Reimbursement Agreement, each Account Party is required to pledge eligible collateral having a value sufficient to cover all of its obligations under the Reimbursement Agreement, including reimbursement obligations for outstanding letters of credit issued for its account. In the case of an event of default under the Reimbursement Agreement, and in certain other circumstances set forth in the Reimbursement Agreement, including, among others, a decrease in the net worth of an Account Party below the level specified therein for such Account Party, a decline in collateral value, and certain failures to maintain specified ratings, the Banks may exercise certain remedies, including conversion of collateral into cash.

Under the Reimbursement Agreement, redeemable preference shares of Renaissance Investment Holdings Ltd. are no longer eligible collateral. Therefore, the Second Amended and Restated RIHL Undertaking and Agreement, dated as of April 22, 2010, entered into in connection with the Prior Reimbursement Agreement, was terminated concurrently with the execution of the Reimbursement Agreement.

The description of the Reimbursement Agreement contained herein is qualified in its entirety by reference to the Reimbursement Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Wells Fargo, Citibank, Barclays Bank PLC and BONY Mellon, all of which are parties to the Reimbursement Agreement, are also parties to the Credit Agreement (described above). In addition, the Banks and/or certain of their affiliates have in the past provided, currently provide and/or may in the future provide, investment banking, transfer agent, trusteeship, custodial, and/or other financial services from time to time to the Company and its affiliates.

Item 1.03	Termination of a Material Definitive Agreement.

The disclosure set forth in Item 1.01 above is hereby incorporated by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure set forth in Item 1.01 above is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description

10.1	Credit Agreement, dated as of May 17, 2012, by and among RenaissanceRe Holdings Ltd., various banks and financial institutions parties thereto, Wells Fargo Bank, National Association, as Fronting Bank, LC Administrator and Administrative Agent for the Lenders, Citibank, N.A., as Syndication Agent, and Wells Fargo Securities, LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners.

10.2	Fourth Amended and Restated Reimbursement Agreement, dated as of May 17, 2012, by and among RenaissanceRe Holdings Ltd., Renaissance Reinsurance Ltd., Renaissance Reinsurance of Europe, Glencoe Insurance Ltd., DaVinci Reinsurance Ltd., the banks and financial institutions parties thereto, Wells Fargo Bank, National Association, as issuing bank, administrative agent and collateral agent for the lenders, and certain other agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date: May 22, 2012	By:	/s/ Stephen H. Weinstein
Name: Stephen H. Weinstein
Title: SVP, General Counsel & Corporate Secretary

INDEX TO EXHIBITS

Exhibit #	Description

10.1	Credit Agreement, dated as of May 17, 2012, by and among RenaissanceRe Holdings Ltd., various banks and financial institutions parties thereto, Wells Fargo Bank, National Association, as Fronting Bank, LC Administrator and Administrative Agent for the Lenders, Citibank, N.A., as Syndication Agent, and Wells Fargo Securities, LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Lead Bookrunners.

10.2	Fourth Amended and Restated Reimbursement Agreement, dated as of May 17, 2012, by and among RenaissanceRe Holdings Ltd., Renaissance Reinsurance Ltd., Renaissance Reinsurance of Europe, Glencoe Insurance Ltd., DaVinci Reinsurance Ltd., the banks and financial institutions parties thereto, Wells Fargo Bank, National Association, as issuing bank, administrative agent and collateral agent for the lenders, and certain other agents.

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